Exhibit 6.1

Board Observer Agreement

THIS BOARD OBSERVER AGREEMENT (this “Agreement”) is made effective November 15, 2019 (the “Effective Date”),

BETWEEN:

EMERALD HEALTH PHARMACEUTICALS INC., a corporation incorporated under the laws of Delaware, and having its office at 5910 Pacific Center Blvd, Ste 300, San Diego, CA 92121 (the “Corporation”)

AND

EMERALD HEALTH SCIENCES INC., a corporation incorporated under the laws of British Columbia, and having its registered and records office at 2500 Park Place (c/o- Bennett Jones LLP), 2500 Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8

(“EHS”)

1. Board Observation Rights and Obligations

1.1 Grant of Board Observer Right. The Corporation hereby grants to EHS the right to designate an observer (the “Board Observer”) on the Board of Directors of the Corporation (the “Board”) for so long as EHS maintains ownership of any securities of the Corporation. The Board Observer shall be permitted to attend all meetings (whether in person, telephonically or otherwise) of the Board in a non-voting, observer capacity. The Corporation will provide notice to the Board Observer, concurrently with its notice to the members of the Board (and in the same manner), of any such meeting, together with a copy of all materials provided to the members of the Board in connection therewith, including all materials provided to the members of the Board in connection with any action to be taken by the Board without a meeting.

1.2 Appointment of Initial Board Observer. EHS hereby appoints Avtar Dhillon as the initial Board Observer pursuant to the terms of this Agreement. EHS agrees to provide prompt written notice to the Corporation in the event of any change in the designated Board Observer, or of any change in the notice address and contact information of the designated Board Observer.

1.3 Confidential Information. The Board Observer shall hold in confidence all confidential information and materials that the Board Observer receives, or is given access to, in connection with the meetings and actions of the Board (“Confidential Information”), and shall not disclose such Confidential Information to any third parties, other than persons who are either employed by EHS or professional advisors of EHS and have a need to know such Confidential Information in connection with EHS’ performance under contracts and other arrangements with respect to EHS’ rights and obligations as a securityholder of the Corporation, or except as otherwise required pursuant to applicable law, regulation or court order (provided that, prior to any such disclosure required by applicable law, regulation or court order, EHS shall provide notice to the Corporation of the Confidential Information to be disclosed and the circumstances in which the disclosure is alleged to be required, so that the Corporation may seek a protective order or other appropriate remedy). The parties agree that Confidential Information shall not include information that: (i) has become, through no act or failure to act on the part of the Board Observer or EHS, generally known or available to the public; (ii) has been furnished to the Board Observer or EHS by a third party (other than the Corporation or its affiliates or representatives) without, to the knowledge of the Board Observer or EHS, any obligation of confidentiality; or (iii) is information which EHS can reasonably document was independently developed by or for EHS without reference to any Confidential Information of the Corporation.

2. Termination

2.1 The rights described in this Agreement shall terminate upon the earlier of (i) the mutual written agreement of the Corporation and EHS to terminate this Agreement, or (ii) such time when EHS no longer holds securities of the Corporation.

3. General

3.1 Assignment. This Agreement is not assignable by any party to the Agreement without the prior written consent of the other party.

3.2 Amendment. This Agreement may not be amended or otherwise modified except in a writing signed by both the corporation and EHS.

3.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.

3.4 Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

EMERALD HEALTH PHARMACEUTICALS INC.

/s/ Lisa Sanford
Authorized Signatory

EMERALD HEALTH SCIENCES INC.

/s/ Jim Heppell
Authorized Signatory